Exhibit 99.1
For Immediate Release
CRM Holdings, Ltd. Announces Third Quarter Results
HAMILTON, Bermuda, November 5, 2008 — CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced results for the third quarter ended September 30, 2008.
Highlights For the Quarter
•	Increase in primary insurance activity in the Company’s major growth markets of California, New York and New Jersey.
Results from continuing operations were a loss of $(0.18) per diluted share. Results for the third quarter were influenced by several unusual items. These items included, on an after-tax basis: $(0.03) of impairment charges relating to a previously -announced $1 million Lehman Brothers debt security owned by the Company; a $(0.04) charge relating to reserves created against potentially uncollectable receivables; and a $(0.12) reserve adjustment to bring reserves for losses in the 2008 accident year accrued in the first and second quarters in line with the Company’s higher third quarter reserve ratio for certain primary insurance risks.
Three Months Ended September 30, 2008
In the third quarter of 2008, the Company’s net loss from continuing operations was $2.9 million, or $(0.18) per diluted share. The Company exited the business of providing services to workers’ compensation self-insured groups in the State of New York in the third quarter. As a result, it closed its New York subsidiary responsible for this business, Compensation Risk Managers, LLC. The Company also closed its medical review business carried out through its subsidiary Eimar, LLC. The costs and remaining revenues from the businesses occurring during the third quarter have been classified as discontinued operations in the Company’s financial statements. On a comparable basis, in the third quarter ending September 30, 2007, net income from continuing operations was $6.8 million, or $0.42 per diluted share. Total revenues from continuing operations in the third quarter of 2008 were $29.2 million, compared with $34.1 million in the third quarter the prior year. Unless otherwise stated, all further results discussed in this release refer to continuing operations for 2008 and results on a comparable basis for 2007.
Majestic’s earned premiums grew on a gross basis, compared with the same quarter in the prior year. Net earned premiums, however, were $20.5 million, compared to $21.6 million the prior year. The reduction in year-over-year earned premiums was as a result of the 40% quota share arrangement with an outside reinsurer that commenced July 1, 2008. The reduction was substantially offset by premiums earned in New York and New Jersey this year.
The Company’s reinsurance segment generated $4.0 million of net earned premium, down from $7.3 million in the same quarter of 2007. This decrease was primarily attributable to the closure of the New York self-insured groups whose excess policies were reinsured by Twin Bridges.
Fee-based management services revenues were $2.0 million, compared to $2.8 million in the third quarter of 2007. The decline resulted from lower insurance rates in California and reduced commissions on excess insurance policies placed with Majestic. The continuing fee-based management services operations, which are now focused solely on the California market, produced a pre-tax operating profit of $0.5 million, compared to a break-even result in the same quarter last year.
Investment income during the quarter was unchanged from a year ago at $2.9 million.
Total expenses increased to $34.5 million from $27.6 million a year ago as a result of several factors, including the unusual items described above, namely a change in the Company’s accounts receivable reserves, a cumulative adjustment to the loss ratio applied to the 2008 accident year in the Company’s primary business somewhat offset by reductions in prior years’ loss reserves.

Nine Months Ended September 30, 2008
In the first nine months of 2008, net income from continuing operations was $8.3 million, or $0.50 per diluted share, compared to net income from continuing operations of $13.3 million, or $0.81 per diluted share, a year ago. Total revenues through the first nine months of 2008 increased 13.4% to $112.9 million, from $99.6 million in the year-ago period.
Net earned premiums from primary insurance and reinsurance increased 15.0% to $98.0 million, from $85.3 million in the first nine months of 2007. The increase resulted largely from organic growth in premiums written at Majestic, particularly in New York and New Jersey.
For the first nine months of 2008, the combined ratio for the reinsurance segment was 76.6%, compared to 49.6% in 2007. The combined ratio for Majestic’s primary insurance segment was 100.7%, compared to 91.4% a year ago.
“Competition remains robust in our markets, with early indications that we are closer to equilibrium,” said Daniel G. Hickey Jr., CEO of CRM Holdings, Ltd. “The loss of capital by companies with higher risk investment portfolios than CRM’s may be acting to mitigate the effects of the inflow of capital that remains attracted by reasonable loss experience. Our growth continues outside California, as we again increased our business in New Jersey and New York. Despite a number of unusual items this quarter, our underlying business remains profitable. We have been served well by our high-quality investment portfolio, and we have taken further difficult but necessary cost-cutting actions to strengthen our cost structure.”
Segment Results (stated before corporate and other income and expense)
Primary Insurance and Reinsurance Segments
In the primary insurance segment, Majestic generated revenues (consisting of premiums and investment income) of $23.3 million during the third quarter of 2008, compared to $23.9 million a year ago.
Loss from continuing operations before taxes was $4.5 million, compared to income of $4.4 million in the same quarter of 2007. Majestic’s net earned premiums for the quarter were $20.5 million, compared to $21.6 million in the third quarter of 2007. The year-over-year reduction is attributable to the 40% quota share arrangement commencing July 1, 2008 with an outside third party. Majestic experienced growth in its underlying business largely through its expansion in New York and New Jersey. As of September 30, 2008, in-force premiums from primary insurance policies at Majestic were $154.3 million, compared with $85.8 million at the same time last year.
Total expenses were $27.7 million in the third quarter, compared to $19.5 million the prior year. Majestic’s nine month loss ratio was 67.5%, compared to 63.7% a year ago. The combined ratio (total losses and loss adjustment expenses, underwriting, acquisition and general expenses as a percentage of net premiums earned) for the nine months ended September 30, 2008 in Majestic was 100.7%, compared to 91.4% in the prior year.
Revenues from the Twin Bridges reinsurance segment were $4.5 million, compared to $7.9 million in the third quarter of 2007. The reduction in revenues came mainly from the reduction in reinsurance business generated from self-insured groups formerly managed by CRM. The nine month loss ratio (loss and loss adjustment expenses as a percentage of net premiums earned) was 47.9%, compared to 26.7% a year ago, reflecting higher loss ratios from the Majestic quota share and third-party excess policies. The combined ratio for Twin Bridges for the nine months ended September 30, 2008 was 76.6%, compared to 49.6% in the same quarter last year.
In the first nine months of 2008, revenues in the primary insurance segment increased 13.2% to $81.1 million from $71.6 million last year. Income from continuing operations before taxes was $7.7 million, compared to $11.3 million in the same period in 2007.

For the first nine months of 2008, revenues from the reinsurance segment increased 26.1% to $26.7 million from $21.2 million a year ago. Income from continuing operations before taxes was $7.5 million, compared to $11.8 million the prior year.
Fee-based Management Services Segment
Fee-based management services revenues were $2.0 million, compared with $2.8 million in the third quarter of 2007. Total expenses for the quarter were $1.5 million, compared to $2.8 million a year ago. Expenses allocated to the Company’s fee-based management services segment were lower in the third quarter of 2008 versus 2007. Premiums under management on September 30, 2008, were $52.7 million, compared to $58.9 million a year ago.
For the first nine months of 2008, revenues in the fee-based management services segment were $6.3 million, compared to $7.7 million last year.
Investment Portfolio
As of September 30, 2008, Majestic’s investment portfolio was comprised entirely of fixed income securities: 28.9% in U.S. Government and agency securities, 19.0% in corporate and other securities, 17.8% in mortgage-backed securities and 34.2% in municipal securities. The portfolio had an average credit rating of AA+.
As of September 30, 2008, the overall credit rating of the Majestic’s fixed income municipal portfolio (including secondary insurance) was AA+. The following tables illustrate the Majestic’s investment portfolio distribution by sector and average credit rating.
Portfolio Distribution by Sector

		Average
	% of	Credit
	Portfolio	Rating

Government	16.5%	AAA
Agency	12.5%	AAA
Corporate	16.2%	A+
Mortgage Backed Securities	17.8%	AAA
Asset Backed Securities	2.8%	AAA
Municipal	34.2%	AA+

Total	100.0%	AA+

Portfolio Distribution by Credit Rating

Quality
AAA	63.3%
AA	21.2%
A	13.3%
BBB	2.2%
below BBB	0.0%

Average credit rating	AA+

The effective portfolio duration was 3.05 years. The average tax-equivalent yield was 4.8%. At September 30, 2008, the Company had no exposure to equities, CDOs or CMOs.
Outlook
In terms of the business environment, CRM continues to see the opportunity to build on its risk-based business in California, New Jersey, New York and Florida. All markets are experiencing competitive conditions but continue to present underwriting opportunities consistent with the Company’s required returns. The Company expects its emphasis on a focused approach in those markets, driven by high levels of service to a targeted broker community with an emphasis on markets it already understands, to yield reasonable, prudent, manageable growth that is adequately supported by its current capital position.
Based on the effects of third quarter results and other factors, the Company is reducing its profit expectations for the 2008 fiscal year. The Company now expects earnings per share from continuing operations for the full year to be in the range of $0.58 to $0.63.

Conference Call
The Company will host a conference call at 10:00 a.m. EST on Wednesday, November 5, 2008, to discuss earnings for the third quarter ended September 30, 2008. To participate in the event by telephone, please dial 877-548-7915 five to 10 minutes prior to the start time (to allow time for registration) and reference passcode 6047763. International callers should dial 719-325-4879. The conference call will be broadcast live over the Internet and can be accessed by all interested parties at CRM’s Web site at http://www.CRMHoldingsLtd.bm/events.cfm. To listen to the call please go to this Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, an audio replay of the conference call will be archived on CRM’s Web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 90 days. A digital replay of the call will also be available on Wednesday, November 5, at approximately 1:00 p.m. EST through Wednesday, November 12 at midnight EST. Dial 888-203-1112 and enter the conference ID number 6047763. International callers should dial 719-457-0820 and enter the same conference ID number.
About CRM Holdings, Ltd.
CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.
CRMH-E
Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343
Forward-Looking statements
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.
All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December, 2007 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:
•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	Regulatory changes;

•	The estimation of loss reserves and loss reserve development;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The occurrence and effects of wars and acts of terrorism;
•	The effects of competition;
•	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
•	Failure to retain key personnel;
•	Economic downturns; and
•	Natural disasters.
These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Financial tables and contact information follow)

Table 1
CRM Holdings, Ltd.
Consolidated Balance Sheets

	Unaudited
	September 30,	December 31,
	2008	2007
	(Dollars in thousands)
Assets
Investments:
Fixed-maturity securities, available-for-sale (amortized cost $311,357 and $240,467)	$309,932	$242,969
Equity securities, available-for-sale (cost nil and $21,704)	—	22,374
Short-term investments	92	786
Investment in unconsolidated subsidiary	1,083	1,083

Total investments	311,107	267,212
Cash and cash equivalents	36,708	33,477
Cash and cash equivalents, restricted	811	809
Accrued interest receivable	3,168	2,766
Premiums receivable, net	16,230	13,891
Reinsurance recoverable	56,852	38,584
Accounts receivable, net	2,765	5,000
Deferred policy acquisition costs	2,119	623
Net deferred tax asset	8,988	7,473
Goodwill and other intangible assets	3,270	3,521
Prepaid expenses	1,660	2,233
Other assets	3,926	4,546

Total assets	$447,604	$380,135

Liabilities and shareholders’ equity
Reserve for losses and loss adjustment expenses	$227,738	$188,848
Reinsurance payable	18,097	5,741
Unearned premiums	12,954	8,853
Unearned management fees and commissions	166	261
Long-term debt and other secured borrowings	44,083	44,084
Accrued expenses	34,660	24,810

Total liabilities	337,698	272,597

Common shares
Authorized 50 billion shares; $.01 par value;
16.1 and 16.0 million common shares issued and outstanding	161	160
0.4 million Class B shares issued and outstanding	4	4
Additional paid-in capital	69,326	68,192
Retained earnings	41,375	37,115
Accumulated other comprehensive (loss) gain, net of tax	(960)	2,067

Total shareholders’ equity	109,906	107,538

Total liabilities and shareholders’ equity	$447,604	$380,135

Table 2
CRM Holdings, Ltd.
Unaudited Consolidated Statements of Income

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Amounts in thousands, except per share data)
Revenues
Net premiums earned	$24,504	$28,925	$98,040	$85,262
Fee-based management services	1,806	2,212	5,598	6,490
Investment income	2,922	2,944	9,272	7,831

Total revenues	29,232	34,081	112,910	99,583

Expenses
Losses and loss adjustment expenses	19,841	14,201	61,230	47,180
Fees paid to general agents and brokers	534	581	3,473	1,737
Policy acquisition costs	3,935	4,541	15,203	13,030
Selling, general and administrative expenses	9,275	7,308	22,189	21,588
Interest expense	922	978	2,799	2,923

Total expenses	34,507	27,609	104,894	86,458

(Loss) income from continuing operations before income taxes	(5,275)	6,472	8,016	13,125
Tax (benefit) provision from continuing operations	(2,352)	(339)	(254)	(168)

(Loss) income from continuing operations	(2,923)	6,811	8,270	13,293

Discontinued operations
(Loss) income from discontinued operations	(1,307)	(76)	(6,008)	2,361
Tax (benefit) provision from discontinued operations	(464)	(416)	(1,997)	446

(Loss) income on discontinued opertations	(843)	340	(4,011)	1,915

Net (Loss) Income	$(3,766)	$7,151	$4,259	$15,208

(Loss) earnings per share from continuing operations
Basic	$(0.18)	$0.42	$0.50	$0.82
Diluted	$(0.18)	$0.42	$0.50	$0.81
(Loss) earnings per share from discontinued operations
Basic	$(0.05)	$0.02	$(0.24)	$0.12
Diluted	$(0.05)	$0.02	$(0.24)	$0.12
Net (loss) earnings per share
Basic	$(0.23)	$0.44	$0.26	$0.94
Diluted	$(0.23)	$0.44	$0.26	$0.93
Weighted average shares outstanding:
Basic	16,466	16,289	16,425	16,283
Diluted	16,466	16,300	16,425	16,343

Table 3
CRM Holdings Ltd.
Unaudited Consolidated Statements of Cash Flow

	Nine Months Ended September 30,
	2008	2007
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,259	$15,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,328	638
Amortization of unearned compensation, restricted stock	1,021	918
Amortization of premiums and discounts on available-for-sale investments	412	(878)
Net realized gains on sale of investments	(1,319)	(142)
Deferred income tax expense (benefit)	56	(2,288)
Changes in:	—
Cash and cash equivalents, restricted	(2)	5,742
Accrued interest receivable	(402)	(256)
Premiums receivable	(2,338)	5,530
Reinsurance recoverable	(18,268)	(7,129)
Accounts receivable	2,236	1,650
Policy acquisition costs	(1,496)	569
Prepaid expenses	510	(201)
Other assets	(351)	17
Reserve for losses and loss adjustment expenses	38,942	26,350
Reinsurance payable	12,356	126
Unearned premiums	4,101	1,034
Unearned management fees and commissions	(95)	(508)
Other accrued expenses	9,850	6,982

Net cash provided by operating activities	50,800	53,362

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investments	(313,706)	(134,601)
Proceeds from sales of available-for-sale investments	127,292	50,992
Proceeds from maturities of available-for-sale investments	138,134	66,184
Adjustment to purchase price — acquisition of subsidaries	—	34
Net sales and maturities of short-term investments	694	298
Acquisition of intangible assets	(82)	—
Impairment of goodwill and intangible assets	196	—
Purchases of fixed assets	(674)	(1,510)
Disposals of fixed assets	237	—
Reserve allowance on (advances of) loans receivable, net	228	(221)

Net cash used in by investing activities	(47,681)	(18,824)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments under long-term debt and other secured borrowings	(1)	(32)
Issuance of common shares — employee stock purchase plan	160	64
Retirement of common shares — share-based compensation	(47)	(15)

Net cash provided by financing activities	112	17

Net increase in cash	3,231	34,555
Cash and cash equivalents	—
Beginning	33,477	21,546

Ending	$36,708	$56,101

Table 4
CRM Holdings, Ltd.
Income By Segment

	For the three months ended September 30, 2008
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$20,477	$4,027	$—	$—	$24,504
Management fees	2,010	—	—	—	(204)	1,806
Investment income	(2)	2,779	491	38	(384)	2,922

Total revenues	2,008	23,256	4,518	38	(588)	29,232

Expenses:
Underwriting expenses	—	21,096	2,884	—	(204)	23,776
Interest expense	—	384	—	922	(384)	922

Depreciation and amortization	10	83	—	10	—	103
Operating expenses	1,492	6,155	197	1,862	—	9,706

Total expenses	1,502	27,718	3,081	2,794	(588)	34,507

Income (loss) from continuing operations before taxes	$506	$(4,462)	$1,437	$(2,756)	$—	$(5,275)

Total assets	$720	$434,323	$60,370	$6,162	$(56,166)	$445,409

	For the three months ended September 30, 2007
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$21,615	$7,310	$—	$—	$28,925
Management fees	2,751	—	—	—	(539)	2,212
Investment income	2	2,257	601	84	—	2,944

Total revenues	2,753	23,872	7,911	84	(539)	34,081

Expenses:
Underwriting expenses	—	16,960	2,321	—	(539)	18,742
Interest expense	—	—	—	978	—	978

Depreciation and amortization	8	32	—	10	—	50
Operating expenses	2,780	2,527	195	2,337	—	7,839

Total expenses	2,788	19,519	2,516	3,325	(539)	27,609

Income (loss) from continuing operations before taxes	$(35)	$4,353	$5,395	$(3,241)	$—	$6,472

Total assets	$1,529	$304,002	$87,799	$8,806	$(52,821)	$349,315

Table 4
CRM Holdings, Ltd.
Income By Segment

	For the nine months ended September 30, 2008
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$72,904	$25,136	$—	$—	$98,040
Management fees	6,307	—	—	—	(709)	5,598
Investment income	(5)	8,203	1,587	184	(697)	9,272

Total revenues	6,302	81,107	26,723	184	(1,406)	112,910

Expenses:
Underwriting expenses	—	58,626	18,516	—	(709)	76,433
Interest expense	—	697	—	2,799	(697)	2,799

Depreciation and amortization	29	262	—	31	—	322
Operating expenses	6,146	13,800	733	4,661	—	25,340

Total expenses	6,175	73,385	19,249	7,491	(1,406)	104,894

Income (loss) from continuing operations before taxes	$127	$7,722	$7,474	$(7,307)	$—	$8,016

Total assets	$720	$434,323	$60,370	$6,162	$(56,166)	$445,409

	For the nine months ended September 30, 2007
	Fee-Based			Corporate
	Management	Primary		and
	Services	Insurance	Reinsurance	Other	Eliminations	Total
	(Dollars in thousands)
Revenues:
Net premiums earned	$—	$65,987	$19,275	$—	$—	$85,262
Management fees	7,673	—	—	—	(1,183)	6,490
Investment income	12	5,636	1,921	262	—	7,831

Total revenues	7,685	71,623	21,196	262	(1,183)	99,583

Expenses:
Underwriting expenses	—	52,665	8,728	—	(1,183)	60,210
Interest expense	—	—	—	2,923	—	2,923

Depreciation and amortization	23	90	—	31	—	144
Operating expenses	7,951	7,588	690	6,952	—	23,181

Total expenses	7,974	60,343	9,418	9,906	(1,183)	86,458

Income (loss) from continuing operations before taxes	$(289)	$11,280	$11,778	$(9,644)	$—	$13,125

Total assets	$1,529	$304,002	$87,799	$8,806	$(52,821)	$349,315

Table 5
CRM Holdings, Ltd.
Revenues by Segment

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in thousands)		(Dollars in thousands)

Revenues from Fee-Based Management Services
California	$2,010	$2,751	$6,307	$7,673
New York	—	—	—	—

	2,010	2,751	6,307	7,673

Revenues from Primary Insurance
California	11,332	18,357	43,926	52,642
New York/New Jersey	8,054	2,517	26,138	10,135
Other (1)	1,091	741	2,840	3,210

	20,477	21,615	72,904	65,987

Revenues from Reinsurance
California	2,614	3,142	15,830	9,930
New York/New Jersey	651	3,790	7,291	8,966
Other (2)	762	378	2,015	379

	4,027	7,310	25,136	19,275

Investment income (3)	2,922	2,944	9,272	7,831

Eliminations (4)	(204)	(539)	(709)	(1,183)

Total revenues from continuing operations	$29,232	$34,081	$112,910	$99,583

(1)	Includes primary insurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida, Oregon & Hawaii.

(2)	Includes reinsurance premiums for policies written in Washington, Alaska, Arizona, Nevada, Florida Oregon & Hawaii.

(3)
Includes the elimination of $384 thousand and $697 thousand of Twin Bridges intercompany interest income on funds withheld by Majestic for the three and nine months ended September 30, 2008, respectively. There was no intercompany interest income for the three and nine months ended September 30, 2007.

(4)	Elimination of fee-based management intercompany commissions against primary insurance policy acquisition costs for the three and nine months ended September 30, 2008 and 2007, respectively.

Table 6
CRM Holdings, Ltd.
Fee-Based Management Services Segment Data (1)

	September 30,
	2008	2007

Number of Groups
California	5	5

Number of Group Members
California	411	415

Aggregate Annualized Premiums (1)
California	$52,677,000	$58,871,000

(1)	Excludes the fee-based management services segment data for CRM NY, which has been reclassifed as discontinued operations for all periods presented.

(2)
Aggregate annualized premiums are the annualized total of the actual premiums payable to our groups by their members as in effect at the dates specified. CRM management monitors the period-to-period changes in these amounts because we believe that it is a meaningful indicator of the change in our expected fee-based management services revenue in the future. Our management fees are based on a percentage of the premiums our groups charge their members and are recognized as income over the year for which such premiums are fixed. Increases and decreases in the aggregate amount of these annualized premiums are an indications of the increase or decrease in the amount of management fees we expect to earn in the future as our unearned management fees are recognized as income.

Table 7
CRM Holdings, Ltd.
Primary Insurance Segment Data

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Primary Insurance Premiums	$20,477	$21,614	$72,904	$65,987
Loss and Loss Adjustments Expenses	17,952	12,890	49,183	42,041
Underwriting, Acquisition and Insurance Expenses (1)	9,765	6,584	24,201	18,302

Underwriting Profit (Loss)	$(7,240)	$2,140	$(480)	$5,644

Loss Ratio (2)	87.7%	59.6%	67.5%	63.7%
Expense Ratio (3)	47.7%	30.5%	33.2%	27.7%
Combined Ratio (4)	135.4%	90.1%	100.7%	91.4%

(1)
Does not include the elimination of $204 and $539 thousand of Majestic policy acquisition costs against fee-based management commissions for the three months ended September 30, 2008 and 2007, respectively. Does not include the elimination of $709 thousand and $1.2 million of Majestic policy acquisition costs against fee-based management services commissions for the nine months ended September 30, 2008 and 2007, respectively.

(2)	The loss ratio is calculated by dividing loss and loss adjustment expense by net primary insurance premiums.

(3)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net primary insurance premiums.

(4)	The combined ratio is the sum of the loss ratio and the expense ratio.

Table 8
CRM Holdings, Ltd.
Reinsurance Segment Data

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Reinsurance Premiums	$4,027	$7,311	$25,136	$19,275
Loss and Loss Adjustments Expenses	1,889	1,311	12,047	5,139
Underwriting, Acquisition and Insurance Expenses	1,193	1,216	7,202	4,413

Underwriting (Loss) Profit	$945	$4,784	$5,887	$9,723

Loss Ratio (1)	46.9%	17.9%	47.9%	26.7%
Expense Ratio (2)	29.6%	16.6%	28.7%	22.9%
Combined Ratio (3)	76.5%	34.5%	76.6%	49.6%

(1)	The loss ratio is calculated by dividing loss and loss adjustment expense by net reinsurance premiums.

(2)	The expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by net reinsurance premiums.

(3)	The combined ratio is the sum of the loss ratio and the expense ratio.